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Swift Energy Announces CEO Retirement
Marks End to Distinguished 37 Year Career

Houston, TX – August 9, 2016 – Swift Energy Company announced today that Terry Earl Swift is retiring from his position as Chief Executive Officer. Mr. Swift will assist the Company by ensuring a smooth and orderly transition of his duties prior to his formal exit, which is expected to be over the next several months. Mr. Swift, who has served in the CEO role since 2001, will remain a member of the Board of Directors until he exits the CEO role.

“After over 35 years with Swift Energy, 15 as CEO, I believe now is the right time for a transfer in leadership,” commented Terry Swift. “We have built an incredibly strong team at Swift Energy and I believe the Company is better positioned today to drive long-term value than ever before.”

Terry Swift continued, “I would like to express my sincerest gratitude to the hundreds of colleagues, both current and former, that I have had the honor to work alongside and that helped mold Swift Energy into the premier Eagle Ford player that it is today. I’d also like to extend my appreciation to our new Board members; their vision and leadership will help propel the Company to even greater future success.”

Peter Kirchof, acting Chairman of the Board, commented, “Terry’s passion and leadership were among the many qualities that were necessary to lead the Company through the recent difficult restructuring process and the successful emergence from bankruptcy. As only the second CEO in Swift Energy’s 36 year history, his distinguished career and innumerable contributions will undoubtedly have a profound and lasting impact on the organization. We are excited for the Company’s next chapter and believe Terry has positioned the Company for future success, allowing us to build upon the Company’s rich history.”

The Company will immediately commence a search for a new Chief Executive Officer and plans to have the role filled prior to Mr. Swift’s departure.

About Terry Swift
Terry Swift has served as Chief Executive Officer of the Company since 2001 and served as Chairman of the Board from June 2006 to April 2016. He joined the Company in 1981 as Manager of Engineering, and has served in a variety of roles, including Assistant Vice President of Engineering, Senior Vice President of Exploration, Executive Vice President and Chief Operating Officer, and President.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas and, to a lesser extent, the onshore and inland waters of Louisiana.